                              SCHEDULE 14a
                               (RULE 14a)
                 INFORMATION REQUJIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                 THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO.         )


Filed by the Registrant       [X]
Filed by a Party other than a Registrant  [  ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement   [ ]  Confidential,  for  Use  of the
                                            Commission(as permitted by Rule                               the  Commission  Only
                                            14a-6(e)(2))
[x]  Definitive  Proxy  Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                     UNIROYAL TECHNOLOGY CORPORATION
             (Name of Registrant as specified in its charter)


Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-(6)(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)    Amount Previously Paid:
  (2)    Form, Schedule or Registration Statement No.:

  (3)    Filing Party:

  (4)    Date Filed:

                    UNIROYAL TECHNOLOGY CORPORATION
                               Suite 900
                        Two North Tamiami Trail
                        Sarasota, Florida 34236

 ---------------------------------------------------------------------------


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 ---------------------------------------------------------------------------


         The Annual Meeting of Stockholders of Uniroyal Technology Corporation will be held at the Union League Club, 38 East 37th Street, New York, New York, on March 28, 1997 at 10:00 a.m., Eastern Standard Time, for the following purposes:

         1. To elect eight directors for a term of one year, to be elected by holders of common stock;

         2. To consider and take action upon the ratification of the selection of Deloitte & Touche LLP to serve as the independent public accountants for the Company for the fiscal year ending September 28, 1997;

         3. To transact such other business as may properly come before the meeting and any adjournment thereof.

         The Board of Directors has fixed the close of business on February 25, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, on and after March 18, 1997 during ordinary business hours at the office of the Secretary of the Company, Two North Tamiami Trail, Suite 900, Sarasota, Florida.

         WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IN THE UNITED STATES. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

                                                 OLIVER J. JANNEY
                                                     Secretary
Dated:  February 28, 1997

                       UNIROYAL TECHNOLOGY CORPORATION
                                Suite 900
                          Two North Tamiami Trail
                          Sarasota, Florida 34236

  ---------------------------------------------------------------------------


                             PROXY STATEMENT

  ---------------------------------------------------------------------------



         This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Uniroyal Technology Corporation, a Delaware corporation (the "Company"), on or about February 28, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on March 28, 1997 at 10:00 a.m., Eastern Standard Time, at the Union League Club, 38 East 37th Street, New York, New York, and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting, giving notice of revocation of the proxy and voting in person.

         Unless otherwise specified, all shares represented by effective proxies will be voted by the proxy holder in favor of (i) the eight nominees as directors; and (ii) ratification of the selection of Deloitte & Touche LLP to serve as the independent public accountants for the Company for the fiscal year ending September 28, 1997. The Board of Directors does not know of any other business to be brought before the meeting, but, as to any such other business, proxies will be voted upon any such matters in accordance with the judgment of the person or persons acting thereunder.

         The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at a fee of $3,500, plus reasonable out-of-pocket expenses. Original solicitation of proxies by mail may be supplemented by telephone or telegram, by personal solicitation by directors, officers or other regular employees of the Company, who will not receive additional compensation for such services; the cost of any such solicitation is expected to be nominal. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company, upon request, will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

         Only holders of record of outstanding shares of the Common Stock, $.01 par value per share ("Common Stock"), of the Company at the close of business on February 25, 1997, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share held on the record date. There were 13254,638 shares of Common Stock outstanding and entitled to vote on February 25, 1997.

         When a quorum is present at the meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" generally occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions as to such proposal from the beneficial owner and does not have discretionary powers as to such proposal. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "For" or "Against" or abstain from voting, will be counted for purposes of determining whether a quorum is present. Abstentions from voting by stockholders and broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

               VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 31, 1996, by (a) each person known to the Company to be the beneficial owner of more than five percent of the Common Stock, (b) all directors and nominees, (c) the Chief Executive Officer and the other four most highly compensated executive officers of the Company and
(d) all directors and executive officers of the Company as a group:


                           At December 31, 1996
                                          COMMON STOCK
Name and Address of            Number of Shares Owned (2)  Percent of Class (3)
    Beneficial Owner(1)
----------------------         --------------------------   ----------------
Pension Benefit Guaranty         2,271,517 (4)                 15.12%
    Corporation
    Washington, D.C. 20006

Enforcement Counsel for          1,054,832                      7.02%
    Superfund
  United States Environmental
    Protection Agency
    401 M Street, N.W.
    Mail Code LE 134-5
    Washington, D.C. 20460

Thomas J. Russell                1,824,820 (5)                 12.14%
John A. Porter                     477,695 (6)                  3.18%
Howard R. Curd                     510,140 (7)                  3.40%
Robert L. Soran                    429,874 (8)                  2.86%
George J. Zulanas, Jr.             287,107 (9)                  1.91%
Oliver J. Janney                   165,889 (10)                 1.10%
Martin J. Gutfreund                 98,870 (11)                       (12)
Roland H. Meyer                     73,374 (13)                       (12)
Richard D. Kimbel                   58,807 (14)                       (12)
Curtis L. Mack                      22,013 (15)                       (12)
Peter C.B. Bynoe                    10,000 (16)                       (12)

All directors and executive
officers of the Company
as a group                       3,958,589 (17)               26.35%

     1 The address for all directors  and executive  officers is c/o the
       Company, Two North Tamiami Trail, Suite 900, Sarasota, Florida 34236.
     2 Information contained in the table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. This table is based on information supplied by directors, officers and beneficial owners of ten percent or more of the Common Stock and Forms 13D filed with the Securities and Exchange Commission by beneficial owners of 5% or more of the Common Stock. Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.
     3 Applicable percentages are based on 15,025,620 shares of Common Stock outstanding, which include shares issued and to be issued pursuant to the Plan of Reorganization, shares of Common Stock issued as stock dividends on preferred stock, Common Stock issued in the private placement on May 31, 1994, Common Stock issued pursuant to exercises of options under the Company's 1992 Stock Option Plan and shares issuable pursuant to currently exercisable options under the Company's stock option plans.
     4 Includes  33,136 shares of Common Stock issued as dividends on the Series
       B Preferred Stock that had accrued as of December 31, 1996 and were issued prior to the record date for voting at the 1997 Annual Meeting.
     5 Includes 24,115 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.
     6 Includes 22,695 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.
     7 Includes  384,508  shares of Common Stock  issuable  pursuant to currently exercisable options granted under Company's stock option plans. 8 Includes 323,242 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans.
     9 Includes 183,796 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans.
    10 Includes  145,257 shares of Common Stock  issuable  pursuant to currently exercisable options granted under the Company's stock option plans.
    11 Includes  83,992  shares of Common Stock  issuable  pursuant to currently exercisable options granted under the Company's stock option plans.
    12 Less than one percent.
    13 Includes 37,374 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.
    14 Includes  30,207  shares of Common Stock  issuable  pursuant to currently exercisable options granted under the Company's stock option plans.
    15 Consists of Common Stock issuable pursuant to currently exercisable options granted under the Company's 1992 Non-Qualified Stock Option Plan and 1995 Non-Qualified Stock Option Plan.
    16 Consists  of Common Stock  issuable  pursuant to a currently  exercisable option granted under the Company's 1995 Non-Qulaified Stock Option Plan. 17 Includes 1,267,199 shares of Common Stock issuable pursuant to currently exercisable options granted under the Company's stock option plans.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with the PBGC

         On account of its claims against the Company's predecessors-in-interest (the "Predecessor Companies") in bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code, the Pension Benefit Guaranty Corporation (the "PBGC") received the following securities issued by the Company: (a) 1,500,000 shares of Common Stock, (b) a promissory note in the principal amount of approximately $18,547,000, which has been repaid, (c) a promissory note in the principal amount of $17,500,000, which has been repaid, (d) 50 shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A
Preferred Stock"), which have been repurchased, and (e) 50 shares of the Company's Series B Preferred Stock par value $.01 per share (the "Series B Preferred Stock"), which have been repurchased (collectively with the Series A Preferred Stock, the "Preferred Stock").

         The Common Stock received by the PBGC in connection with the Plan of Reorganization (the "Plan of Reorganization") of the Predecessor Companies is subject to certain restrictions on transfer, because the PBGC could be deemed to be an affiliate of the Company. To provide this shareholder with liquidity for its Common Stock and the Common Stock into which the Preferred Stock could have been converted, the Company entered into a Registration Rights Agreement with the PBGC, effective as of September 27, 1992. The Registration Rights Agreement grants to the PBGC a single right, with certain limited exceptions, to demand at any time after September 27, 1993, that the Company register under the Securities Act of 1933, as amended (the "Securities Act"), primarily at the Company's expense, all or a portion of the Common Stock held by the PBGC ("Registrable Securities"), provided that such right may be exercised only by a holder of at least 750,000 shares of Common Stock. The PBGC also has the right to participate, or "piggyback," in certain equity offerings initiated by the Company. Under the Registration Rights Agreement, the PBGC will have the right to include its Registrable Securities in any such registration, subject to the right of the Company (in the case of a non-underwritten offering) or the managing underwriter(s) (in the case of an underwritten offering) to reduce the total amount or kind of securities to be sold to such amount as can be sold without an adverse effect on the price, timing or distribution of the contemplated offering. The Registration Rights Agreement may not be assigned without the prior written consent of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "S.E.C.") and the Nasdaq National Market. Officers, directors and greater than ten-percent beneficial owners are required by S.E.C. regulations to furnish the Company with copies of all reports that they file with the S.E.C. pursuant to Section 16(a) of the Exchange Act. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 1996 its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Mr. Richard D. Kimbel reported one acquisition of an option to acquire Common Stock approximately five months late.

                       ELECTION OF DIRECTORS
Nominees for Director

==============================================================================
NAME                  AGE               POSITION              DIRECTOR SINCE
==============================================================================
Peter C.B. Bynoe       45            Director                    1992
------------------------------------------------------------------------------
Howard R. Curd         58    Chairman of the Board, Chief        1992
                             Executive Officer and Director
------------------------------------------------------------------------------
Richard D. Kimbel      52            Director                    1992
------------------------------------------------------------------------------
Curtis L. Mack         54            Director                    1992
------------------------------------------------------------------------------
Roland H. Meyer        69            Director                    1992
------------------------------------------------------------------------------
John A. Porter         53            Director                    1994
------------------------------------------------------------------------------
Thomas J. Russell      65            Director                    1994
------------------------------------------------------------------------------
Robert L. Soran        53     President, Chief Operating         1993
                                Officer and Director
------------------------------------------------------------------------------

         Peter C.B. Bynoe is Chairman of the Audit Committee and a member of the Executive Committee of the Board of Directors. Since 1982, Mr. Bynoe has been the Chairman and Chief Executive Officer of Telemat Ltd., a project management and financial services consulting firm he founded. He is also a partner in the Chicago law firm of Rudnick & Wolfe. Mr. Bynoe also formerly served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and the State of Illinois created to build a new Comiskey Park for the Chicago White Sox. Mr. Bynoe is also a director of JG Industries, a retailing holding company. Mr. Bynoe was formerly the co-owner and Managing General Partner of the National Basketball Association's Denver Nuggets. Mr. Bynoe is also an Overseer of Harvard University.

         Howard R. Curd was appointed Chief Executive Officer of the Company as of September 21, 1992. Mr. Curd is also a member of the Executive Committee of the Board of Directors. Mr. Curd was Chief Executive Officer, President (from September 1991), Chairman of the Board and a director of The Jesup Group, Inc., the parent of the Predecessor Companies ("Jesup"), from 1981 until March 1993. He is also a director of Emcore Corporation, a U.S.-based international compound semiconductor equipment and material manufacturer.

         Richard D. Kimbel is a member of the Audit, Compensation, Trust Funds and Executive Committees of the Board of Directors. Mr. Kimbel had been employed as an engineer by certain of the Predecessor Companies and the Company from 1962 until June 1994, when he became Manager of Human Resources for the Ensolite and Uniroyal Adhesives and Sealants divisions of the Company. From 1983 to 1986 and from 1989 to June 1994, Mr. Kimbel was President of the United Rubber Workers, Local 65. Mr. Kimbel also served as an executive board officer of the United Rubber Workers International from 1984 to 1987.

         Curtis L. Mack is Chairman of the Trust Funds Committee and a member of the Executive Committee of the Board of Directors. Mr. Mack is an attorney specializing in labor law. Mr. Mack is currently a partner in Mack, Williams, Hygood & McLean, a law firm based in Atlanta, Georgia. Mr. Mack was formerly a partner in Mack & Bernstein, a law firm based in Atlanta, Georgia, from 1983 to 1994.

         Roland H. Meyer is Chairman of the Compensation Committee and the Option Committee and a member of the Executive Committee of the Board of Directors. Mr. Meyer was elected Vice Chairman of American National Can Company, a leading manufacturer of metal, glass and plastic packaging products, in 1987. He was elected Chief Operating Officer of American National Can in 1988 and President in 1989. Mr. Meyer served as President and Chief Operating Officer of American National Can until his retirement in June 1992. Mr. Meyer is currently a director of American National Can, a position he has held since 1985, and is a member of American National Can's Executive Committee. Mr. Meyer also served for various periods as a director of certain subsidiaries of American National Can. Mr. Meyer has also served as a director and Vice Chairman of First Commercial Bank of Tampa since 1989.

         John A. Porter is a member of the Audit and Executive Committees of the Board of Directors. Mr. Porter is Vice Chairman of the Board of Directors of LDDS Worldcom, Inc., a major long distance telephone carrier. He was Chairman of the Board of Directors of LDDS Communications, Inc. ("LDDS") from 1988 until its merger with Metromedia Communications in 1993. He served as President and Chief Executive Officer of Telephone Management Corporation from 1987 until it was acquired by LDDS in August 1988. Mr. Porter also serves as Chairman of the Board of Directors and Chief Executive Officer of Phillips & Brooks/Gladwin,
Inc., a manufacturer  of  pay  telephone   enclosures  and  equipment;   a
director of Intelligent Electronics Inc., a distributor of computer products; and Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing Inc.

         Thomas J. Russell is a member of the Compensation, Option, Trust Funds and Executive Committees of the Board of Directors. Dr. Russell currently serves as a director of Adidas AG, a German-based international sporting goods manufacturer; Cordiant PLC, a U.K.-based advertising conglomerate; and Emcore Corporation, a U.S.-based international compound semiconductor equipment and material manufacturer. He founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International, Inc. in 1973, following which he served as president of that company's Life Sciences Division. From 1984 he served as a director and subsequently as chairman of IMS until its acquisition by Dunn & Bradstreet in 1988. From 1988 to 1992 he served as chairman of Applied Bioscience International, Inc., and served as a director of that company until 1996.

         Robert L. Soran was elected President and Chief Operating Officer of the Company as of September 21, 1992. Mr. Soran is also a member of the Executive Committee of the Board of Directors. Mr. Soran was employed by Plastics Support Corp. ("PSC"), a Predecessor Company, from February 1992 to September 27, 1992. From September 1991 to February 1992, Mr. Soran was an independent consultant. Mr. Soran was President and Chief Executive Officer of Tropicana Products Inc., a fruit beverage processor ("Tropicana"), from 1986 until September 1991, and served as Executive Vice President of Operations of Tropicana in 1985 and 1986.

         The Board of Directors held six meetings during fiscal 1996. The average attendance by directors at these meetings was 94%, and all incumbent nominees attended at least 75% of the Board and committee meetings they were scheduled to attend.

         Among the committees of the Board of Directors are an Audit Committee, a Compensation Committee, an Executive Committee, an Option Committee and a Trust Funds Committee. The Board of Directors does not have a Nominating Committee.

         The Audit Committee recommends to the Board the selection of independent accountants to audit the annual financial statements of the Company, reviews the annual financial statements and meets with the Company's Chief Financial Officer and independent accountants to review the scope and results of the audit of the financial statements and other matters regarding the Company's accounting, financial reporting and internal control systems. During fiscal 1996 the Audit Committee met three times. The members of the committee are Messrs. Bynoe (Chairman), Kimbel and Porter.

         The Compensation Committee reviews management's recommendations with respect to salary and incentive compensation of executive officers and other key employees, as well as the Company's benefit plans and arrangements other than Stock Option Plans, and makes recommendations to the Board with respect thereto. During fiscal 1996 the Compensation Committee met three times. The members of the Compensation Committee are Messrs. Meyer (Chairman), Kimbel and Russell.

         The Option Committee administers all of the stock option plans of the Company. The members of the Option Committee are Messrs. Meyer (Chairman) and Russell. The Option Committee, which was established in August 1996, did not meet during fiscal 1996.

         The Trust Funds Committee reviews the Company's handling of trust funds under its employee benefits plans. During fiscal 1996 the Trust Funds Committee met twice. The members of the Trust Funds Committee are Messrs. Mack (Chairman), Kimbel and Russell.

Compensation of  Directors

         Each director who is not an officer of the Company receives an annual fee (the "Annual Retainer Fee") of $18,000, plus $1,000 for each meeting of the Board of Directors attended, $2,500 per annum for service on a committee (except the chairman of a committee, who receives $3,000 per annum) and $500 to $1,000 for each committee meeting attended, depending upon whether the committee meeting is held in conjunction with a meeting of the Board of Directors, independent of a meeting of the Board of Directors or by teleconference. Each director receives reimbursement of his expenses incurred in attending each meeting of the Board of Directors or of a committee.

         Directors who are not officers of the Company may elect to apply up to the entire amount of their Annual Retainer Fees and committee retainer fees in exchange for options to purchase Common Stock pursuant to the 1992 Non-Qualified Stock Option Plan (the "1992 Non-Qualified Plan"). The 1992 Non-Qualified Plan provides that Common Stock underlying each option issued pursuant to such Plan may be purchased for 100% of the market price of the Common Stock on the date of grant. Although the amount of the Annual Retainer Fee is initially paid for the option, such amount also constitutes 50% of the consideration payable for the underlying Common Stock. When the Director exercises the option, the additional 50% of the purchase price of the Common Stock must be paid in cash by the Director. If the Director does not timely exercise the option to purchase the Common Stock, the Annual Retainer Fee applied to acquire the option will be forfeited by the Director. In addition, each director of the Company has received options to purchase shares of Common Stock under the 1995 Non-Qualified Stock Option Plan. No director may receive options to purchase more than an aggregate of 10,000 shares of Common Stock in any calendar year under all of the Company's stock option plans.

Compensation Committee Interlocks and Insider Participation

         Mr. Kimbel, who serves as a member of the Compensation Committee, has been employed by the Company and certain of its predecessor companies since 1962. Mr. Kimbel had been employed as an engineer by certain of the Predecessor Companies and the Company from 1962 until June 1994, when he assumed his present position as Manager of Human Resources for the Ensolite and Uniroyal Adhesives and Sealants divisions of the Company.

         No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Executive Officers of the Company

         Officers of the Company are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. Any officer of the Company may be removed, pursuant to the Company's By-Laws, with or without cause, by a vote of a majority of the entire Board of Directors. Any officer of the Company may resign at any time upon notice to the Company. The following table sets forth the name, age and position of each executive officer of the
Company:

==============================================================================
      NAME                 AGE                    POSITION
==============================================================================
Howard R. Curd             58               Chairman of the Board of
                                            Directors and Chief Executive
                                            Officer
------------------------------------------------------------------------------
Robert L. Soran            53               Director, President and Chief
                                            Operating Officer
------------------------------------------------------------------------------
George J. Zulanas, Jr.     52               Vice President, Chief Financial
                                            Officer and Treasurer
------------------------------------------------------------------------------
Oliver J. Janney           51               Vice President, General Counsel
                                            and Secretary
------------------------------------------------------------------------------
Martin J. Gutfreund        55               Vice President, Human
                                            Resources and Administration
------------------------------------------------------------------------------

         The business experience of Messrs. Curd and Soran is described above under "Election of Directors - Nominees for Director".

         George J. Zulanas, Jr. was elected Vice President, Chief Financial Officer and Treasurer of the Company as of September 21, 1992. Mr. Zulanas was employed by PSC from February 1992 to September 27, 1992. From September
1991 to February 1992, Mr. Zulanas was an independent consultant. Mr. Zulanas served as Executive Vice President of Tropicana from 1986 until September 1991.

         Oliver J. Janney was elected Vice President, General Counsel and Secretary of the Company as of September 21, 1992. Mr. Janney served as Vice President and General Counsel of Jesup from October 1990 until March 1993 and as Secretary of Jesup from November 1990 until March 1993. From 1985 to 1990 he was General Counsel and Secretary of RKO General, Inc., a wholly-owned subsidiary of GenCorp Inc., engaged primarily in broadcasting, soft drink bottling and motion picture production and distribution.

         Martin J. Gutfreund was elected Vice President, Human Resources and Administration as of September 21, 1992. Mr. Gutfreund served as Vice President, Government Affairs of Tropicana from November 1991 until August 1992. From 1985 to November 1991 Mr. Gutfreund was Vice President of
Human Resources and Administration at Tropicana.


                                        COMPENSATION OF EXECUTIVE OFFICERS

                                       Report of the Compensation Committee

Role of the Compensation Committee

         As was earlier described in the section on committees of the Board of Directors, the Compensation Committee is responsible for administering the compensation program for the executive officers of the Company.

Compensation Philosophy

         The Company's compensation philosophy with respect to the compensation of the Company's executive officers consists of the following core principles:

         o Base salary should be competitive in order to attract and retain well-qualified executives.
         o Incentive compensation should be directly related to achieving specified levels of corporate financial performance. A significant part of the executive officers' compensation should be at risk, based upon the success of the Company.
         o Long-term stock ownership of the Company's Common Stock by the Company's executive officers creates a valuable link between the Company's management and stockholders. Stock ownership gives management strong incentives to properly balance the need for short-term profits with long-term goals and objectives and to develop strategies that build and sustain stockholder returns.

Executive Compensation Program

         The Company's executive compensation program contains three components which are intended to reflect the Company's compensation philosophy.

         Base Salary. Base salary and adjustments to base salary are set by employment agreements with Messrs Curd, Soran, Zulanas and Janney. The base salaries for executive officers are targeted at the upper quartiles of the competitive market. For this purpose, the Compensation Committee reviews and considers the salary ranges of executive officers in comparable positions at companies comparable to the Company in various industries. The Compensation Committee's practice is to review the base salary of each executive officer annually, at which time the executive officer's base salary may be increased based upon the executive officer's individual performance and contributions to the Company.

         Annual Bonus. The Company's executive officers, as well as a number of other key employees of the Company, are eligible for an annual cash bonus pursuant to the Company's Management Incentive Plan (the "MIP"). Target annual bonus amounts for the executive officers are established at the beginning of the fiscal year by the Compensation Committee. For this purpose, the Compensation Committee reviews and considers bonus amounts awarded to officers of companies in comparable positions in various industries comparable in size to the Company and also considers Company performance and the achievement of each executive officer in his area of responsibility and the resulting contribution to overall corporate performance. Total payments into the MIP Plan for all participants, including executive officers, were $821,000 for fiscal 1993, approximately $515,000 for fiscal 1994, approximately $1,200,000 for fiscal 1995, and approximately $775,000 for fiscal 1996.

         Long Term Incentives. The executive officers of the Company and 53 other members of management and other key employees have been granted stock options pursuant to the Company's 1992 Stock Option Plan (the "1992 Stock Option Plan") consistent with the Plan of Reorganization. In addition, 124 members of management and other key employees have been granted options under the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"). The 1992 Stock Option Plan and 1994 Stock Option Plan are intended to provide opportunities for stock ownership by management and other key employees, which will increase their proprietary interest in the Company and, consequently, their identification with the interests of the stockholders of the Company. In addition, the executive officers have purchased stock on their own as a demonstration of their commitment to the business. Stock options granted under the 1992 and 1994 Stock Option Plans have exercise prices equal to the fair market value of the Company's Common Stock on the dates of grant and in most cases options granted under the 1994 Stock Option Plan were fully vested on November 1, 1996. The stock options have a ten-year term, except stock options granted under the 1994 Stock Option Plan for a three-year term. A deferred compensation plan was instituted for the executive officers in fiscal 1995; this will allow an improvement in the Company's short-term cash flow. A split-dollar life insurance plan was also instituted, to facilitate executive officers' saving for retirement.

         Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, which became effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the four other most highly compensated executive officers. Certain exceptions are provided for non-discretionary, performance-related compensation. The Compensation Committee considers it unlikely that the compensation level of any executive officer in 1997 would exceed the limit under Section 162(m). The Compensation Committee will review the effects of Section 162(m), from time to time, as it reviews changes in the design of compensation plans, to the extent it deems appropriate.


Chief Executive Officer's Performance

         The Compensation Committee has reviewed the compensation of the Chief Executive Officer and has found the level appropriate in comparison of persons holding similar positions in comparable companies and in light of favorable developments at the Company during fiscal 1996, including the following: continued strengthening of the Company's balance sheet, replacement of the Company's revolving credit agreement with one having terms more favorable to the Company, successful implementation of the SAP information system to improve the Company's competitive position and relationship with key customers, the sale of substantially all of the assets of the Company's Ensolite Division on terms highly favorable to the Company to enhance shareholder value, and arrangements for the relocation from the plant leased by the Company in Mishawaka, Indiana, resulting in the projected elimination of a substantial excess facility charge.

         ROLAND H. MEYER, CHAIRMAN
         RICHARD D. KIMBEL
         THOMAS J. RUSSELL

                     Summary Compensation Table

         The following table sets forth the cash and other compensation paid by the Company in respect of the fiscal year ended September 29, 1996, to the Chief Executive Officer and the other four most highly compensated officers of the Company. Certain of the executive officers of the Company also received certain other compensation, including automobile allowances. The amount of such other compensation received by each of these officers was less than the lesser of $50,000 or 10% of his respective cash compensation as set forth in the Salary and Bonus columns of this table.

-------------------------------------------------------------------------------
                                                               LONG-TERM
                                                              COMPENSATION
                                     ANNUAL COMPENSATION         AWARDS

=================== ============== ============== ============ =============
                                                                  Securities
                                                                  Underlying
Name and Principal        Fiscal         Salary          Bonus     Options
Position                   Year            ($)             ($)       (#)

=======================   ======       ==========  ============  =============
Howard R. Curd            1996          523,640         147,279       10,000
Chairman of the           1995          508,659         189,406       79,053
Board and Chief           1994          493,954          25,000      123,864
Executive  Officer
======================   =======       ==========   ===========  =============
Robert L. Soran           1996          430,107         117,208       10,000
President & Chief         1995          418,322         155,813       63,242
Operating Officer         1994          406,120          20,000      104,545
======================   =======       ==========   ===========  ============
George J. Zulanas, Jr     1996          217,776          58,393            0
Vice President,           1995          211,809          75,186       47,432
Chief Financial           1994          205,630          15,000       56,818
Officer & Treasurer
======================   ======        ==========  ============  ============
Oliver J. Janney          1996          213,141          59,612            0
Vice President,           1995          207,043          76,574       31,621
General Counsel &         1994          200,981          12,500       47,727
Secretary
======================   ======       ===========   ===========   ============
Martin J. Gutfreund       1996          120,000          33,751            0
Vice President,           1995          139,689          44,696        15,811
Human Resources and       1994          110,000           ---          28,409
Administration
======================   ======       ===========   ===========    ===========

         The Company has a salary administration program and the MIP for certain management employees. The Board of Directors will consider any changes in compensation for executive officers, including changes to the salary administration program and the MIP, except for adjustments required pursuant to employment agreements.

Compensation Pursuant to Other Programs; Stock Option Plan

         In addition to the salary administration program and MIP, in order to retain and attract quality management, the Company maintains a compensation program that includes stock option plans and benefit programs such as disability and health insurance and death benefits. Stock options for key employees are granted by the Compensation Committee, and the Compensation Committee reviews the other benefit programs. The Option Committee has delegated to the Vice President, Human Resources and Administration the authority to grant limited stock options to key employees other than executive officers following written approval by the Chief Executive Officer and the Chief Operating Officer of the Company.

         The options granted in the last fiscal year to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer are set forth in the following table:

                     OPTION GRANTS IN LAST FISCAL YEAR

==============================================================================
                                                  Potential Realizable Value at
                                                  Assumed Annual Rates of Stock
                                                  Price Appreciation for Option
                                                  Term
                                  Individual
                                    Grants
================================================================================
                      Number of   % of Total
                      Securities  Options
                      Underlying  Granted to  Exercise
                      Options     Employees   Price     Expiration  5%    10%
Name                  Granted     in Fiscal   ($/Share) Date        ($)   ($)
==================== ==========   =========   ========  =========  ====== =====
Howard R. Curd         10,000       30%        3.375    03/14/99   5,320  1,171
---------------------  ------     ---------    -----    --------   -----  -----
Robert L. Soran        10,000       30%        3.375    03/14/99   5,320 11,171
---------------------  ------     ---------    -----    --------   ----- ------
George J. Zulanas, Jr.      0        -           -         -         -      -
---------------------- ------     ---------    -----    --------   ----- ------
Oliver J. Janney            0        -           -         -         -      -
---------------------- ------     ---------    -----    --------   ----- ------
Martin J. Gutfreund         0        -           -         -         -      -
====================== =======   ==========  ========  =========  ====== ======


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                     AND
                       FISCAL YEAR END OPTION VALUES



                               Number of                  Value of Unexercised
                           Securities Underlying              In-the-Money
                           Unexerciesed Options               Options at
                          at October 1, 1996 (1)           October 1, 1996 (2)
                                                                 ($)
======================   ============================ ==========================
Name                      Exercisable/Unexercisable   Exercisable/Unexercisable
======================   ============================ ==========================
Howard R. Curd                  384,508/0                      24,432/0
======================   ============================ ==========================
Robert L. Soran                 323,242/0                      20,739/0
======================   ============================ ==========================
George J. Zulanas, Jr.          183,796/0                      11,364/0
======================   ============================ ==========================
Oliver J. Janney                145,257/0                       9,375/0
======================   ============================ ==========================
Martin J. Gutfreund              83,992/0                       5,682/0
=====================   ============================= ==========================

(1) All of the options set forth in this table are fully vested.
(2) The values are based on the closing price of the Common Stock on the Nasdaq National Market on October 1, 1996, which was $3.00 per share.

No options were exercised by any executive officer during the fiscal year ended September 29, 1996.


Related Transactions with Executive Officers; Employment Agreements

         Mr. Curd, Chairman of the Board and Chief Executive Officer of the Company, is employed pursuant to an agreement dated as of October 1, 1988, which was assigned from Jesup to PSC in November 1991, was amended and restated on September 27, 1992, was assigned to and assumed by the Company on September 27, 1992 and was amended and restated as of April 25, 1995.
The agreement provides for a base salary of $480,300. Mr. Curd's base salary is subject to adjustment annually during the term of the agreement based on changes in the U.S. Consumer Price Index for all Urban Consumers, U.S. City Average (the "CPI"). Pursuant to this provision, Mr. Curd's base salary was increased by 3.0%, effective September 1, 1996. Mr. Curd is also entitled to
--------
receive a bonus pursuant to the MIP at the end of each fiscal year. Mr. Curd's employment agreement provides for a three-year base term, initially terminating on September 26, 1995, subject to automatic one-year extensions on each anniversary date of the agreement unless such agreement is terminated by either party. In addition, Mr. Curd is entitled to receive the base salary that he would have received for the balance of the term of the agreement plus an amount equal to two years' salary as severance upon termination of his employment by the Company.

         Mr. Soran, President and Chief Operating Officer of the Company, is employed pursuant to an agreement entered into between Mr. Soran and PSC as of September 17, 1992, which agreement was amended and restated as of April 25, 1995. The grant is for a two-year term initially terminating on September 16, 1994, and subject to automatic annual one-year extensions on each anniversary date of the agreement unless such agreement is terminated by either party. Mr. Soran's employment agreement provides for a base salary of $395,000. Mr. Soran's base salary is subject to adjustment annually during the term of the agreement based on changes in the CPI. Pursuant to this provision, Mr. Soran's base salary was increased by 3.0%, effective September 1, 1996. Mr. Soran is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year, as determined by the Board of Directors. In addition, Mr. Soran is entitled to receive the base salary that he would have received for the balance of the term of the agreement plus an amount equal to one year's salary as severance upon termination of his employment by the Company.

         Mr. Zulanas, Vice President, Treasurer and Chief Financial Officer of the Company, is employed pursuant to an agreement entered into between Mr. Zulanas and PSC as of September 17, 1992, which agreement was amended and restated as of April 25, 1995. The grant is for a two-year term initially terminating on September 16, 1994, subject to annual one-year automatic extensions on each anniversary date of the agreement unless such agreement is terminated by either party. Mr. Zulanas' employment agreement provides for a base salary of $200,000. Mr. Zulanas' base salary is subject to adjustment annually during the term of the agreement based on changes in the CPI. Pursuant to this provision, Mr. Zulanas' base salary was increased by 3.0%, effective September 1, 1996. Mr. Zulanas is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year, as determined by the Board of Directors. In addition, Mr. Zulanas is entitled to receive the base salary that he would have received for the balance of the term of the agreement plus an amount equal to one year's salary as severance upon termination of his employment by the Company.

         Mr. Janney, Vice President, Secretary and General Counsel of the Company, is employed pursuant to an agreement dated as of September 1, 1990 (and amended as of July 15, 1991), which was assigned from Jesup to PSC in November 1991, amended and restated on September 27, 1992, assigned to and assumed by the Company on September 27, 1992, and amended and restated as of April 25, 1995. The agreement provides for a base salary of $195,500. Mr. Janney's base salary is subject to adjustment annually during the term of the agreement based on changes in the CPI. Pursuant to this provision, Mr. Janney's base salary was increased by 3.0%, effective September 1, 1996. Mr. Janney is also entitled to receive a bonus pursuant to the MIP at the end of each fiscal year. Mr. Janney's employment agreement provides for a two-year base term, initially terminating on September 26, 1994, subject to automatic one-year extensions on each anniversary date of the agreement unless such agreement is terminated by either party. In addition, Mr. Janney is entitled to receive his base salary for the balance of the term of the agreement plus an amount equal to one year's salary as severance upon termination of his employment by the Company.

STOCK PERFORMANCE

         The following is a comparison of the four-year cumulative total return among the Company, the Standard & Poor's 500 Composite Index and the Standard & Poor's Chemical Index:

            TOTAL SHAREHOLDER RETURNS - DIVIDENDS REINVESTED
 -------------------------   ---------   --------    --------    --------
                                     Annual Return Percentage
                                          Years Ending
---------------------------  ---------   --------    --------    --------
     Company/Index           Sept. 93    Sept. 94    Sept. 95    Sept. 96
---------------------------  ---------   --------    --------    --------
Uniroyal Technology Corp.      25.00      -34.73       36.19      -21.88
---------------------------  ---------   --------    --------    --------
S&P 500 Index                  12.16        3.69       29.74       20.33
---------------------------  ---------   --------    --------    --------
Chemicals (Specialty) - 500     7.32       -3.96       28.59        7.74
---------------------------  ---------   --------    --------    --------

                                   Indexed Returns - Years Ending
--------------------------- --------- ---------  --------- ----------  --------
Company/Index                9/28/92  Sept. 93   Sept. 94   Sept. 95   Sept. 96
=========================== ========= =========  ========= ==========  ========
Uniroyal Technology Corp.     100      125.00      81.58     111.11      86.81
--------------------------- --------- ---------  --------- ----------  --------
S&P 500 Index                 100      112.16     116.29     150.89     181.56
--------------------------- --------- ---------  --------- ----------  --------
Chemicals (Specialty) - 500   100      107.32     103.07     132.54     142.80
--------------------------- --------- ---------  --------- ----------  --------

The Company's Common Stock was admitted to trading on the Nasdaq National Market and commenced trading on a when-issued basis on September 28, 1992; accordingly, only four fiscal years of experience are available for purposes of comparison.

Source:  Standard & Poor's Compustat

This comparison of four-year cumulative returns assumes that $100 was invested on September 28, 1992 in Uniroyal Technology Corporation Common Stock, the S&P 500 Composite Index and the S&P Chemicals (Specialty) Index. No dividends were paid on the Uniroyal Technology Corporation Common Stock.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The  Board  of  Directors  has  selected   Deloitte  &  Touche  LLP  as
independent public accountants for the Company for the fiscal year ending September 28, 1997, subject to approval by the stockholders. The Board of Directors recommends that such appointment be ratified.

         Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

               OTHER MATTERS THAT MAY COME BEFORE THE MEETING

         Management of the Company knows of no matters other than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

                         STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the 1998 annual meeting must be forwarded in writing and received at the principal executive offices of the Company not later than October 31, 1997, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the Annual Meeting of Stockholders to be held in 1998. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                                     OLIVER J. JANNEY
                                                     Secretary
February 28, 1997

                  UNIROYAL TECHNOLOGY CORPORATION
                                 PROXY
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints HOWARD R. CURD, ROBERT L. SORAN, and OLIVER J. JANNEY, and each of them with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Uniroyal Technology Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Union League Club, 38 East 37th Street, New York City on Friday, March 28, 1997, at 10:00 a.m. (local time), and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

          (Continued, and to be signed on the other side)

                   UNIROYAL TECHNOLOGY CORPORATION
                         P.O. BOX 11155
                  NEW YORK, NY 10203-0155


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).
The undersigned hereby votes at the Annual Meeting of Stockholders of Uniroyal Technology Corporation on March 28, 1997, AS FOLLOWS:

1.       ELECTION OF DIRECTORS

         o        FOR all nominees listed below

         o        WITHHOLD AUTHORITY to vote for all nominees listed below


Nominees: Howard R. Curd, Robert L. Soran, Peter C. B. Bynoe, Richard D. Kimbel, Curtis L. Mack, Roland H. Meyer, John A. Porter, and Thomas J. Russell. (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

  _______________________________________________________________


2.       PROPOSAL TO APPROVE DELOITTE & TOUCHE AS THE COMPANY'S
         AUDITORS FOR THE 1997 FISCAL YEAR.

   o  FOR               o  AGAINST                          o  ABSTAIN


3. In their discretion upon such other matters as may properly come before the meeting.



  o  I plan to attend the annual meeting    o  Change of Address or
                                               Comments Mark Here




Please sign exactly as your name appears to the left and below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                      , 1997


                  Signature


         Signature, if held jointly

Please return in the enclosed postage-paid envelope.

Votes must be indicated (x) in Black or Blue ink.